1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
St. Vincent Medical Office Building in Cleveland

CLEVELAND (June 29, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired St. Vincent Medical Office Building, a three-story, 51,000-square-foot, multi-tenant medical office building on the campus of St. Vincent Charity Medical Center in Cleveland. The acquisition closed on June 25.

Located at 2322 East 22nd Street, St. Vincent Medical Office Building is in the heart of downtown Cleveland and on the campus of, and physically connected to, the 480-bed St. Vincent Charity Medical Center, which has tended to the city’s sick and injured since 1865. A member of the Sisters of Charity Health System, the medical center is an acute care inpatient and outpatient facility providing comprehensive care. HealthGrades, an independent healthcare ratings organization, has recognized the center with the Distinguished Hospitals for Clinical Excellence award for the past five years.

“When evaluating a potential new acquisition, we are most concerned with the quality of the affiliated medical system and the proximity of the building to the system’s medical centers,” said Jeff Hanson, chairman and chief executive officer of Grubb & Ellis Healthcare REIT II. “St. Vincent Medical Office Building is a home run on both counts. Our acquisition is not only on the campus of one of the nation’s finest hospitals, but it is actually connected to it.”

Built in 1984 on approximately 4.8 acres of land, the property is approximately 92 percent leased to multiple tenants, but primarily to St. Vincent Charity Medical Center, which occupies nearly 65 percent of the gross leasable area. The medical office building offers multiple clinical procedures, including: bariatric surgery, oncology, cardiology, rheumatology, ophthalmological and occupational wellness services.

St. Vincent Medical Office Building was acquired from Vincent MBL Investors, LP, an unaffiliated third party represented by Jim Moloney and Joe Dominguez of Cain Brothers. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds received from its offering.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to St. Vincent Medical Office Building’s occupancy and whether its proximity to St. Vincent Charity Medical Center is beneficial. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of St. Vincent Medical Office Building and its tenants; uncertainties relating to the financial strength of St. Vincent Charity Medical Center and the local economy of the city of Cleveland; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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